Exhibit 99.1

                                                                  NEWS RELEASE

           Date:   July 6, 1999


        Contact:
                   For media inquiries:
                   Katherine Taylor
                   Investor Relations Manager
                   815-961-7164


                   For financial inquiries:
                   John Hecht
                   815-961-2787


                         AMCORE ANNOUNCES COST SAVINGS
                   EXPECTED FROM NEW ORGANIZATIONAL STRUCTURE

    ROCKFORD -- AMCORE Financial, Inc., a $4.2 billion regional financial services company, announces it expects $7.3 million in annual pre-tax cost savings from its new "Customer Focused Organizational Structure." The bulk of the savings will be achieved through the consolidation of its nine banking charters into one bank.

    "Our new structure will enhance our response to local markets, make us more efficient and increase shareholder value," said Robert J. Meuleman, president and chief executive officer.

    The projected cost savings are expected to meaningfully impact performance beginning with the first quarter of 2000. The primary savings are expected to come from reductions in staffing and regulatory costs. We also expect reduced corporate support expenses due to the simpler structure.

    AMCORE announced its "Customer Focused Organizational Structure," in April and has been undergoing a business process review to identify cost savings. The next step in the three-phase plan is to begin centralizing or regionalizing various operational functions. The third and final phase, which is expected to be completed in the fourth quarter, is to collapse the nine charters into one bank charter and convert the data processing records into one company.

    "I want to stress that implementing and completing our new organizational structure will be our major focus," said Meuleman. " Our energies are committed to completing our new structure, which we believe is the best use of our time and resources at the present."

    Although the Company will be operating under one charter, it will not be eliminating directors or bank presidents. Instead, their responsibilities will change from a fiduciary role to focus more on business development, corporate advocacy and community leadership.

    "Our directors and local presidents serve a vital role in all of our communities," said Meuleman. "They are a significant source of business referrals and local competitive intelligence. We have consulted them throughout the process and have received valuable input."

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    The Company will take a pre-tax charge relating to the organizational changes of $6.1 million in the second quarter. The largest component of the charge is required for employee severance, professional fees, and other costs to integrate systems.

    "This moves us in the right direction to becoming a stronger company," said Meuleman. "By removing inefficient structures and higher costs we will better serve our customers and our shareholders."

    AMCORE Financial, Inc., headquartered in northern Illinois, is a financial services company with banking assets of $4.2 billion operating in 66 locations in Illinois and Wisconsin. The company also has four financial services companies: AMCORE Investment Group, which provides trust and brokerage services, and through Investors Management Group, provides capital management and mutual fund administrative services, and is the investment advisor for the Vintage family of mutual funds; AMCORE Mortgage, Inc.; AMCORE Consumer Finance Company, Inc. and AMCORE Insurance Group, Inc.

    This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the new organizational structure and results of operations and businesses of AMCORE. Forward-looking statements may include hopes, beliefs, expectations or predictions of the future. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated, projected, forecasted or estimated in such forward-looking statements include, among others, the following possibilities:
(I) heightened competition, including specifically the intensification of price competition, the entry of new competitors and the formation of new products by new and existing competitors; (II) adverse state and federal legislation and regulation; (III) failure to obtain new customers and retain existing customers;
(IV) inability to carry out marketing and/or expansion plans; (V) loss of key executives; (VI) changes in interest rates including the effect of prepayment;
(VII) general economic and business conditions which are less favorable than expected; (VIII) unanticipated changes in industry trends; (IX) changes in Federal Reserve Board monetary policies; (X) inability to realize cost savings anticipated with the new organizational structure, mergers or data processing outsourcing; and (XI) higher than expected costs or other difficulties associated with merger integration, data processing conversion or Year 2000 compliance solutions, (XII) changes in the final organizational structure.

    AMCORE common stock is listed on The NASDAQ Stock Market under the symbol "AMFI." Further information about AMCORE Financial Inc. can be found at our website at http://www.AMCORE.com.